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Date: 12/03/2019
Receipt Number: 8141720
Amount Paid: $37.00

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

RECEIVED
DEC 03 2019
Utah Div. of Corp. & Comm. Code

Entity Number: 5592357-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: All For One Media Corp.

2. The date the following amendment(s) was adopted: 12/3/2019

3. If changing the corporation name, the new name of the corporation is:

4. The text of each amendment adopted (include attachment if additional space needed):
Increase the number of shares of authorized common stock of the Company from two billion two hundred million (2,200,000,000) shares to four billion two hundred million (4,200,000,000) shares of common stock. The five million shares of preferred stock shall remain authorized, as designated.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☑ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ______________(MM-DD-YYYY *not to exceed 90 days*)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: Chief Executive Officer

Date: 12/03/2019

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

04/19

DEC 3 '19 PM4:33 PLW